Exhibit 10.2

June 20, 2003

Henry Nassau
1695 Swedesford Road
Wilson Farm
Malvern, PA 19355

Dear Henry:

In connection with the termination of your employment with Internet Capital Group (“ICG”), you and ICG desire to enter into this letter agreement (this “Letter Agreement”) to confirm your rights and obligations under the Letter Agreement between you and ICG dated September 20, 2001, as amended (the “2001 Agreement”) and to otherwise specify the terms of your separation.

Your status as an employee of ICG terminated effective May 30, 2003. You and ICG agree that in full satisfaction of your rights under the 2001 Agreement and contingent upon your execution of this Letter Agreement and upon your executing, and not rescinding or breaching, a release in the form attached hereto as Exhibit A (the “Release”) the following consideration shall be paid to you on the terms and conditions set forth herein and that this letter agreement sets forth the entire consideration to be paid to you in connection with or as a result of the termination.

Cash
 ICG will make a lump sum payment to you in cash in the amount of $1.0 million. ICG shall make such payment (the “Cash Payment”), subject to the terms of this Letter Agreement, on the eighth day following execution of the Release (the “Payment Date”).

You and ICG agree that, notwithstanding anything in this Letter Agreement to the contrary, the aggregate amount of cash to be paid pursuant to this section shall be reduced (i) by all withholding taxes applicable to the Cash Payment, (ii) all withholding taxes associated with the vesting of the restricted stock described below and (iii) at your direction, which such direction is hereby given, by $476,388 to repay the full recourse loan balance owed to ICG pursuant to your promissory note dated December 1, 2001 (the “Note”). ICG acknowledges that this $476,388 payment will constitute full satisfaction of the personal recourse portion of the Note, and that ICG shall, in accordance with the terms of the related Pledge Agreement, use the shares of ICG common stock that it holds and that were pledged by you to secure the Note as its sole recourse for the satisfaction of the remaining balance of the Note. Otherwise, you have no further liability of any nature under that Note or the related Share Pledge Agreement.

Restricted Stock
 All 575,000 shares of restricted stock granted to you in 2001 and otherwise due to vest on August 11, 2003 have been made entirely vested and transferable. You will be responsible for payment to the Company of all applicable withholding taxes, it being acknowledged and agreed that such taxes will be deducted from the Cash Payment as provided above.

Stock Options
 You acknowledge and agree that the following Company stock options are hereby cancelled:

— October 26, 2000 option with respect to 75,000 shares with a per share exercise price of $12.0625

— December 8, 2000 option with respect to 75,000 shares with a per share exercise price of $5.6562

— December 21, 2000 option with respect to 100,000 shares with a per share exercise price of $3.0312

— April 23, 2001 option with respect to 278,953 shares with a per share exercise price of 2.09 (this is a partial cancellation; full grant was with respect to 575,000 shares and remainder survives as specified below).

In consideration of the option cancellations described above, the following Company stock options will become fully exercisable (to the extent they were not fully exercisable already) and will remain exercisable, notwithstanding the termination of your employment, until the earlier of (i) May 30, 2005, or (ii) the one-year anniversary of the date the ICG share price is maintained at $10 for 20 trading days (such number to be adjusted for stock splits and the like):

— April 23, 2001 option with respect to 296,047 shares with a per share exercise price of 2.09 (this is a partial survival; full grant was with respect to 575,000 shares and remainder was cancelled as specified above).

— July 25, 2001 option with respect to 575,000 shares with a per share exercise price of $1.40

— October 23, 2002 option with respect to 950,000 shares with a per share exercise price of $0.23.

Upon any exercise of these options you will provide for the payment to the Company of the applicable withholding taxes associated with such exercise within three (3) days of the date of option exercise, it being acknowledged and agreed that if you conduct an option exercise through a brokerage firm followed immediately by a sale of the acquired shares, a portion of the proceeds from the sale of such shares sufficient to pay applicable withholding taxes will be paid to the Company directly and immediately upon settlement.

Annual Bonus
 If bonuses are paid to active executive officers of ICG in respect of 2003 performance, ICG will pay you a bonus attributable to the period of January 1, 2003 through your date of termination. Determination of the amount of such 2003 bonus, if any, will (but for pro-ration to reflect your partial year of service) be determined in the same manner as applicable to the determination of 2003 bonuses for active executive officers and shall take into account the overall percentage of 2003 target bonus declared by ICG’s Board of Directors in 2004 for other executive officers. Any such bonus will be paid to you promptly after ICG’s Board of Directors declares any bonus in respect of 2003 performance for the Company’s active executive officers.

Employee Benefits
 ICG will continue to provide you and your family medical and dental insurance at the same percent of premium payment existing at the time of termination, or as in effect thereafter for the Company’s executive officers from time to time generally until the earlier of (A) eighteen (18) months after termination of employment; or (B) your eligibility for these benefits under another employer’s or spouse’s employer’s plan at a cost to you less than or equal to your premium payment existing at the time of termination. As soon as practicable following the date hereof, ICG will assign to you the individual Provident Life and Accident Insurance long term disability policy covering you (policy # 7623297). All other employee benefits terminated as of May 30, 2003.

Additional Assistance
 For a period of eighteen (18) months from the date hereof you agree to make yourself available to ICG to respond to inquiries and provide guidance relating to matters with which you were involved during the course of your employment. ICG understands that you intend to seek and obtain other employment as soon as is practicable. Accordingly, ICG agrees to provide reasonable advance notice of the need for your assistance and will use reasonable efforts to schedule such matters so as to avoid materially interfering with your personal and other professional obligations.

Indemnification
 ICG agrees to continue to indemnify you against all claims arising out of actions or omissions during your employment by ICG, to the same extent and on the same terms and conditions provided for in Article VI of ICG’s bylaws or under the Delaware General Corporation Law, each as in effect on the date of termination of your employment relationship. ICG agrees it will continue to maintain officers’ and directors’ liability insurance to fund the indemnity described above for so long as it maintains such coverage for the benefit of its active officers and directors.

Waiver of Rights; No Other Obligations
 You agree that performance by ICG pursuant the terms set forth in this Letter Agreement shall constitute full satisfaction of ICG’s obligations to you pursuant to the 2001 Letter and any and all existing severance arrangements. Except as set forth herein, it is expressly agreed and understood by you that ICG does not have, and will not have, any obligation to provide you at any time in the future with any payments, benefits or consideration.

If the foregoing terms are acceptable to you, please sign below and return a signed original of this letter to me.

Sincerely,

/s/ Walter Buckley

Walter Buckley
Chairman and Chief Executive Officer

Accepted and agreed this 20th day of June, 2003

/s/ Henry N. Nassau

Henry N. Nassau

Release

     THIS RELEASE (this “Release”) is made as of this      day of June, 2003, by and between Internet Capital Group, Inc. (the “Company”) and Henry N. Nassau (“Executive”).

     WHEREAS, Executive’s employment with the Company terminated effective May 30, 2003; and

     WHEREAS, the parties mutually desire to amicably resolve any disputes that may exist between them;

     NOW, THEREFORE, in consideration of the payments and other benefits provided or to be provided to Executive pursuant to the attached letter agreement between the Company and Executive dated June      , 2003, which is incorporated herein by reference (the “Letter Agreement”) the parties, intending to be legally bound, hereby agree as follows:

1. Executive, intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their respective officers, directors, shareholders, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, absolute or contingent, known or unknown, which Executive ever had, now has, or hereafter may have, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time up to and including the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs, and including claims to payments, benefits and other rights set forth in the letter from the Company to Executive dated September 20, 2001, as amended by the letter from the Company to Executive dated December 11, 2002 but excluding any claims to (i) payments, benefits and other rights set forth in the Letter Agreement, (ii) benefits under the Company’s 401(k) plan, (iii) indemnification by any affiliate (or any “partner company) of the Company for acts performed while serving as a director of that affiliate (or “partner company”), (iv) rights as a direct or indirect stockholder of the Company (or, if applicable any affiliate or “partner company”), and (iv) rights with respect to equity incentives granted to Executive by the Company and vested as of the date hereof or pursuant to the Letter Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment.

2. Executive further agrees and recognizes that his employment relationship with the Company has been permanently and irrevocably severed and that the Company has no obligation to employ him in the future.

3. Executive represents that he does not have in his possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of his prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates except such Corporate Records as may be necessary for Executive to fulfill his obligations pursuant to the Letter Agreement. Executive acknowledges that all such Corporate Records are the property of the Company and acknowledges his obligation to maintain the confidentiality of such Corporate Records in accordance with the terms of the restrictive covenant agreement between Executive and the Company. In addition, Executive shall promptly return in good condition any and all computers, credit cards, cellular telephone equipment, blackberry equipment and business cards supplied by the Company; provided, however, that Executive may purchase the computer, cellular telephone equipment and blackberry equipment used by Executive during the course of his employment at a price to be mutually agreed upon by Executive and the Company.

4. The parties agree and acknowledge that this Release, and the settlement and termination of any asserted or unasserted claims against the Releasees or the Executive Releasees pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation by the Releasees or the Executive Releasees, or of any duty owed by any of the Releasees to Executive or of any duty owed by any of the Executive Releasees to the Company.

5. Executive certifies and acknowledges as follows:

(a) That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND

FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release;

(b) That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

(c) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

(d) That he does not waive rights or claims that may arise after the date this Release is executed;

(e) That the Company has provided him with a period of twenty-one (21) days within which to consider this Release, and that Executive has signed on the date set forth above after concluding that this Release is satisfactory to him.

(f) That he has the right to revoke this Release within seven (7) days of its execution by giving written notice of such revocation by hand delivery or fax to Internet Capital Group, Inc., 435 Devon Park Drive, Building 600, Wayne, PA 19087, Fax: 610-989-0112, Attention: Walter W. Buckley, III, within the seven (7) day period.

6. This Release will be governed by and construed according to the laws of the Commonwealth of Pennsylvania. This Release is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions and agreements between the Company and Executive regarding the subject matter hereof, other than any existing restrictive covenant agreement between the Company and Executive and the Letter Agreement. No waiver by the Company of any right under this Release shall be construed as a waiver of any other right. No modification of or amendment to this Release, nor any waiver of any rights under this Release, will be effective unless in writing and signed by the party to be charged.

7. In the event that Executive materially breaches the terms of this Agreement or the Letter Agreement, Executive agrees that he will repay the benefits received pursuant to the Letter Agreement to the extent of the Company’s damages arising from such breach.

8. The Company, intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Executive and his heirs, executors and administrators (collectively, “Executive Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, absolute or contingent, known or unknown, which the Company or its wholly-owned subsidiaries, ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of time up to and including the date of this Release, but excluding any claims arising or related to (i) the Letter Agreement, (ii) actions or omissions outside the scope of Executive’s employment or (iii) fraudulent or criminal activity This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

IN WITNESS WHEREOF Executive and the Company have executed this Release as of the date set forth above.

Witness:

Henry N. Nassau

INTERNET CAPITAL GROUP, INC.

By:	Witness:

Name: Walter W. Buckley, III Title: Chief Executive Officer